EXHIBIT (99)(a)

NEWS RELEASE
April 25, 2015

Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

•
Net earnings were $2.5 million or $0.45 basic net earnings per share and $0.44 diluted net earnings per share for the three months ended March 31, 2016, as compared to $2.3 million or $0.41 basic and diluted net earnings per share for the same period one year ago.

•	Average outstanding principal balance of loans increased $37.1 million to $691.8 million for the three months ended March 31, 2016 compared to $654.7 million for the three months ended March 31, 2015.
•	Non-performing assets declined to $8.5 million or 0.79% of total assets at March 31, 2016, compared to $12.4 million or 1.2% of total assets at March 31, 2015.
•	Total loans increased $32.5 million to $693.0 million at March 31, 2016, compared to $660.5 million at March 31, 2015.
•	Core deposits were $821.6 million or 96.3% of total deposits at March 31, 2016, compared to $786.2 million or 94.7% of total deposits at March 31, 2015.
Lance A. Sellers, President and Chief Executive Officer, attributed the increase in first quarter earnings to an increase in net interest income, a decrease in the provision for loan losses and an increase in non-interest income, which were partially offset by an increase in non-interest expense.
Net interest income was $9.1 million for the three months ended March 31, 2016, compared to $8.7 million for the three months ended March 31, 2015.  The increase in net interest income was primarily due to a $338,000 increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans, and a $75,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of time deposits and FHLB borrowings during the three months ended March 31, 2016, as compared to the same period one year ago.  Net interest income after the provision for loan losses was $9.3 million for the three months ended March 31, 2016, compared to $8.5 million for the three months ended March 31, 2015.  The provision for loan losses for the three months ended March 31, 2016 was a credit of $216,000, as compared to an expense of $173,000 for the three months ended March 31, 2015.  The decrease in the provision for loan losses is primarily attributable to a reduction in the required level of the allowance for loan losses resulting from lower historical loss rates used to calculate the ASC 450-20 reserve as the elevated level of loan losses incurred in 2011 and 2012 are no longer included in the historical loss calculations.
Non-interest income was $3.3 million for the three months ended March 31, 2016, compared to $3.2 million for the three months ended March 31, 2015.  The increase in non-interest income is primarily attributable to a $130,000 increase in mortgage banking income and a $66,000 increase in miscellaneous non-interest income, which were partially offset by a $114,000 decrease in services charges and fees.
Non-interest expense was $9.5 million for the three months ended March 31, 2016, compared to $8.7 million for the three months ended March 31, 2015.  The increase in non-interest expense was primarily due to a $693,000 increase in other non-interest expense and a $271,000 increase in occupancy expense, which were partially offset by a $220,000 decrease in salaries and benefits expense during the three months ended March 31, 2016, as compared to the three months ended March 31, 2015.  The increase in other non-interest expense is primarily due to a $718,000 increase in consulting fees due to expenses associated with the FDIC Consent Order (the "Order") issued in August 2015.  The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time periods specified in the Order.

Total assets were $1.1 billion and $1.0 billion as of March 31, 2016 and 2015, respectively.  Available for sale securities were $264.1 million as of March 31, 2016, compared to $282.6 million as of March 31, 2015.  Total loans were $693.0 million as of March 31, 2016, compared to $660.5 million as of March 31, 2015.
Non-performing assets declined to $8.5 million or 0.79% of total assets at March 31, 2016, compared to $12.4 million or 1.2% of total assets at March 31, 2015.  The decline in non-performing assets is due to a $3.3 million decrease in other real estate owned properties and a $666,000 decrease in non-accrual loans.  Non-performing loans include $8.1 million in commercial and residential mortgage loans, $149,000 in acquisition, development and construction ("AD&C") loans and $141,000 in other loans at March 31, 2016, as compared to $8.1 million in commercial and residential mortgage loans, $565,000 in AD&C loans and $192,000 in other loans at March 31, 2015.  The allowance for loan losses at March 31, 2016 was $9.1 million or 1.3% of total loans, compared to $10.8 million or 1.6% of total loans at March 31, 2015.  Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.
Deposits were $853.1 million as of March 31, 2016, compared to $830.0 million at March 31, 2015.  Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $35.4 million to $821.6 million at March 31, 2016, as compared to $786.2 million at March 31, 2015.  Certificates of deposit in amounts of $250,000 or more totaled $26.4 million at March 31, 2016, as compared to $36.2 million at March 31, 2015.  The decrease in certificates of deposit in amounts of $250,000 or more is attributable to a $2.5 million decrease in wholesale certificates of deposit combined with a decrease in retail certificates of deposit which was expected as part of the Bank's pricing strategy to allow maturing high cost certificates of deposit to roll-off.
Securities sold under agreements to repurchase were $36.1 million at March 31, 2016, as compared to $38.7 million at March 31, 2015.
Shareholders' equity was $107.8 million, or 10.1% of total assets, as of March 31, 2016, compared to $101.5 million, or 9.7% of total assets, as of March 31, 2015.  The increase in shareholders' equity is primarily due to an increase in retained earnings due to net income.
Peoples Bank operates 20 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  Peoples Bank also operates loan production offices in Lincoln, Durham and Forsyth Counties.  The Company's common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol "PEBK."

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like "expect," "anticipate," "estimate," and "believe," variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company's annual report on Form 10-K for the year ended December 31, 2015.

CONSOLIDATED BALANCE SHEETS
March 31, 2016, December 31, 2015 and March 31, 2015
(Dollars in thousands)

	March 31, 2016	December 31, 2015	March 31, 2015
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$45,566	$29,194	$47,730
Interest-bearing deposits	30,826	10,569	19,783
Cash and cash equivalents	76,392	39,763	67,513

Investment securities available for sale	264,092	268,530	282,575
Other investments	3,633	3,636	3,912
Total securities	267,725	272,166	286,487

Mortgage loans held for sale	996	4,149	806

Loans	693,033	689,091	660,477
Less: Allowance for loan losses	(9,116)	(9,589)	(10,843)
Net loans	683,917	679,502	649,634

Premises and equipment, net	16,408	16,976	16,745
Cash surrender value of life insurance	14,652	14,546	14,229
Accrued interest receivable and other assets	10,254	11,379	14,041
Total assets	$1,070,344	$1,038,481	$1,049,455

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$246,677	$244,231	$217,603
NOW, MMDA & savings	452,158	431,052	432,541
Time, $250,000 or more	26,352	26,891	36,237
Other time	127,930	130,001	143,579
Total deposits	853,117	832,175	829,960

Securities sold under agreements to repurchase	36,056	27,874	38,702
FHLB borrowings	43,500	43,500	50,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	9,292	9,449	8,660
Total liabilities	962,584	933,617	947,941

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,510,538 shares at 3/31/16 and 12/31/15;
5,612,588 shares at 3/31/15	46,171	46,171	48,088
Retained earnings	55,189	53,183	47,110
Accumulated other comprehensive income	6,400	5,510	6,316
Total shareholders' equity	107,760	104,864	101,514

Total liabilities and shareholders' equity	$1,070,344	$1,038,481	$1,049,455

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2016 and 2015
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$8,023	$7,593
Interest on due from banks	17	10
Interest on investment securities:
U.S. Government sponsored enterprises	658	713
State and political subdivisions	1,127	1,163
Other	80	88
Total interest income	9,905	9,567

INTEREST EXPENSE:
NOW, MMDA & savings deposits	120	111
Time deposits	162	247
FHLB borrowings	406	418
Junior subordinated debentures	113	97
Other	8	11
Total interest expense	809	884

NET INTEREST INCOME	9,096	8,683
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	(216)	173
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,312	8,510

NON-INTEREST INCOME:
Service charges	1,041	1,134
Other service charges and fees	334	355
Mortgage banking income	369	239
Insurance and brokerage commissions	158	161
Miscellaneous	1,422	1,356
Total non-interest income	3,324	3,245

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,581	4,801
Occupancy	1,754	1,483
Other	3,157	2,464
Total non-interest expense	9,492	8,748

EARNINGS BEFORE INCOME TAXES	3,144	3,007
INCOME TAXES	691	679

NET EARNINGS	$2,453	$2,328

PER SHARE AMOUNTS
Basic net earnings	$0.45	$0.41
Diluted net earnings	$0.44	$0.41
Cash dividends	$0.08	$0.06
Book value	$19.56	$18.09

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2016 and 2015
(Dollars in thousands)

	Three months ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$256,922	$272,111
Loans	691,834	654,728
Earning assets	967,945	948,279
Assets	1,047,013	1,036,299
Deposits	838,986	819,654
Shareholders' equity	108,038	101,328

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.02%	3.97%
Return on average assets	0.94%	0.91%
Return on average shareholders' equity	9.13%	9.32%
Shareholders' equity to total assets (period end)	10.07%	9.67%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$9,589	$11,082
Provision for loan losses	(216)	173
Charge-offs	(322)	(530)
Recoveries	65	118
Balance, end of period	$9,116	$10,843

ASSET QUALITY:
Non-accrual loans	$8,268	$8,934
90 days past due and still accruing	127	-
Other real estate owned	85	3,424
Total non-performing assets	$8,480	$12,358
Non-performing assets to total assets	0.79%	1.18%
Allowance for loan losses to non-performing assets	107.50%	87.74%
Allowance for loan losses to total loans	1.32%	1.64%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	3/31/2016	3/31/2015
Risk Grade 1 (excellent quality)	1.56%	2.03%
Risk Grade 2 (high quality)	25.23%	23.44%
Risk Grade 3 (good quality)	53.92%	50.69%
Risk Grade 4 (management attention)	13.78%	16.36%
Risk Grade 5 (watch)	2.82%	4.28%
Risk Grade 6 (substandard)	2.39%	2.96%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2016, including non-accrual loans, there were five relationships exceeding $1.0 million in the Watch risk grade (which totaled $9.4 million) and one relationship exceeding $1.0 million in the Substandard risk grade (which totaled $1.3 million). There were two relationships with loans in both the Watch and Substandard risk grades, which exceeded $1.0 million for loans in both risk grades combined.

(END)